PROSPECTUS SUPPLEMENT
                     (To Prospectus dated October 26, 2001)

                                 1,073,049 Shares

                                ACTIVISION, INC.
                                  Common Stock

                         ------------------------------

     The stockholders of Activision, Inc. listed in this prospectus supplement under the section entitled "Selling Stockholders" are offering and selling up to 1,073,049 shares of Activision's common stock under this prospectus.

     All of the Selling Stockholders acquired their shares of Activision common stock in connection with Activision's acquisition on October 1, 2001 of Treyarch Invention LLC, a California based console software development company. The Selling Stockholders were all of the members and certain employees of Treyarch. This prospectus supplement reflects a three-for-two split of shares of Activision common stock, the record date for which was November 6, 2001. Activision will not receive any of the proceeds from the sale of shares being offered by the Selling Stockholders.

     Activision's common stock is traded in the NASDAQ National Market System under the symbol "ATVI." On November 19, 2001, the last sale price for the common stock as reported on the NASDAQ National Market System was $36.15 per share.

     No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Activision. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

     Activision's principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, telephone number (310) 255-2000.

     For a discussion of certain matters that should be considered by prospective investors, see "Risk Factors" starting on page 2 of the Prospectus dated October 26, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement is November 20, 2001.
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                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Activision common stock by the stockholders selling Common Stock hereunder (the "Selling Stockholders") as of November 6, 2001, and the number of shares of common stock being offered by this prospectus supplement. The following table has been updated from the table set forth in the Prospectus Supplement dated November 5, 2001, to the Prospectus dated October 26, 2001, to reflect a three-for-two split of shares of Activision common stock, the record date for which was November 6, 2001.

                       Beneficial Ownership of Common Stock         Number
                             Prior to the Offering                 of Shares
                       ------------------------------------        of Common
    Name of               Number of        Percentage of          Stock Being
Selling Stockholder        Shares            Class(1)              Offered(2)
------------------     ------------------------------------       -----------

Agraviador, Arnold          7,509               *                    7,509
Akemann, Peter            195,630               *                  195,630
Argoud, Doris                 801               *                      801
Baird, Shawn                7,380               *                    7,380
Likeness, Don             200,548               *                  200,548
Steinmann, Eric           185,400               *                  185,400
Capistrano, Shawn          42,391               *                   42,391
Bare, Jason                 3,391               *                    3,391
Bortoluzzi, Alex            6,787               *                    6,787
Bower, Thad                 2,347               *                    2,347
Brainerd, Wade              7,017               *                    7,017
Busic, L. Christian         6,615               *                    6,615
Busse, Christopher         13,078               *                   13,078
Bustamante, Sergio          2,173               *                    2,173
Chao, James                 7,074               *                    7,074
Cook, David                 3,391               *                    3,391
Doran, Nicholas             6,615               *                    6,615
Erdman, Christopher C.      6,730               *                    6,730
Fristrom, James            10,792               *                   10,792
Gilman, Sukru               3,391               *                    3,391
Hughes, Patrick             1,888               *                    1,888
Ishihara, Glenn               687               *                      687
John, Gregory               7,017               *                    7,017
Krug, Barbara               3,391               *                    3,391
Lakshmanan, Srini           3,391               *                    3,391
Moriwaki, Yoshitomo G.      7,531               *                    7,531
Nau, Mark                  11,880               *                   11,880
Olson, Evan                 3,391               *                    3,391
Palmer, Sean                4,348               *                    4,348
Sahuc, Pasca               l7,131               *                    7,131
Soares, Christopher        10,792               *                   10,792
Tolman, Charles            11,880               *                   11,880
Tolman, Tiffany             1,488               *                    1,488
Villasenor, Rose            1,260               *                    1,260
Aeria, Zachary                364               *                      364
Akaike, Akihiro               828               *                      828
Akopyan, Loudvik              145               *                      145
Altman, Matthew I              72               *                       72
Anderson, Jennifer             36               *                       36
Andrunas, John A.             144               *                      144
Bains, David Andrew           180               *                      180
Barasch, Alan                 144               *                      144
Bendis, Scott                 807               *                      807
Bryant, Jason                 468               *                      468
Burgess, Joel                 612               *                      612
Chen, Peter H.                 36               *                       36
Chen, Tong                    636               *                      636
Chien, Andy                   217               *                      217
Cutler, Elizabeth              36               *                       36
Davis, Wendy L.                36               *                       36
Drageset, Craig I              72               *                       72
Dumlao, Darwin                327               *                      327
Eastepp, Travis               291               *                      291
Edelstein, Paul A.            474               *                      474
Fedasz IV, Stephen            108               *                      108
Fiederer, Joerg T.            870               *                      870
Giampa, Kristopher             36               *                       36
Gluck, Florent                 72               *                       72
Goldman, Daniel B.            181               *                      181
Gonwick, Vanessa               72               *                       72
Grace, Bradley                145               *                      145
Henne, Christian              763               *                      763
Hosfeld, Ian Peter             36               *                       36
Hurd, Eric A                   36               *                       36
Ikeda, Lisa                   360               *                      360
Jameson, Brian R.             180               *                      180
Johnson, Sean C.               72               *                       72
Juneau, Jason (Jay)            72               *                       72
Kang, Win                     108               *                      108
Kohout, Robert H.             180               *                      180
Kovachev, Asen                327               *                      327
Lauf, Jon                     582               *                      582
Lawson, Brian                 255               *                      255
Lydon, John                    36               *                       36
Mailhot, Michel               546               *                      546
Maza, Jeremiah                360               *                      360
Mc Mahan, Michael             360               *                      360
McAlpine, Terri N              36               *                       36
McKesson, Jason L.            216               *                      216
Mills, Nigel                  546               *                      546
Morrisroe, Brian D             36               *                       36
Morrow, Charles                72               *                       72
Nugent, Joseph B.             108               *                      108
Offermann, Alexander           72               *                       72
Ono, Tomas K.                  72               *                       72
Parker, Jeremy L.              72               *                       72
Pasko, Kevin                  400               *                      400
Pavone, Eric M.               144               *                      144
Peterson, Dustin              432               *                      432
Petty, Cameron S.             108               *                      108
Pinder, Carl                  364               *                      364
Probst, Timothy A.            144               *                      144
Quach, Tuan (Tony)             72               *                       72
Rakunas, Adam                 289               *                      289
Rappaport, Douglas             72               *                       72
Rhoades, Matthew B.            72               *                       72
Rix, Aaron                    400               *                      400
Rusch, Matthew S.             145               *                      145
Salazar, Manuel               436               *                      436
Samonte, Rey                  829               *                      829
Sanchez, Roberto              252               *                      252
SantaAna, Jake                538               *                      538
Santat, Daniel                 72               *                       72
Schenkelberg, Jeff D.          72               *                       72
Schmidt, Kevin E.              36               *                       36
Simkins, Gregory P.           180               *                      180
Smilovitch, Tim               472               *                      472
Stanev, Dimiter               324               *                      324
Stone, Erik M.                145               *                      145
Swihart, Andrew D              36               *                       36
Taylor, Greg                  400               *                      400
Terletski, Dmitri             763               *                      763
Tomatani, Kevin               288               *                      288
Touevsky, Krassimir            36               *                       36
Valenzuela, Joseph I.         144               *                      144
Van Zelm, John                327               *                      327
Vance, Michael K.             435               *                      435
Wadey, Charles E.              72               *                       72
Webster, Jon                  510               *                      510
Whitehead, Paul               801               *                      801
Zachary, James                618               *                      618
Zamkoff, Johathan             396               *                      396
Zide, Leonardo                 72               *                       72
All Selling Stockholders
as a group                818,943                                  818,943
____________
*Less than 1%.

(1) Percentages are based on 52,681,131 shares of common stock that were issued and outstanding as of November 16, 2001, effected for the stock split.

(2) This amount does not include the following, which are more fully described below: (i) 230,988 shares of Common Stock subject to certain software program delivery and revenue and certain escrow requirements; and
    (ii) 23,098 shares of Common Stock to be issued to certain Selling Stockholders upon completion of certain software program delivery and revenue requirements.

     The Company entered into an agreement and plan of merger (the "Merger Agreement") with Activision Publishing Inc., Treyarch Invention LLC ("Treyarch"), Don Likeness, Peter Akemann, Eric Steinmann, Shawn Capistrano and Eric Steinmann, as representative of the persons listed on Schedule 1 thereto (the "Members"). The transaction contemplated by the Merger Agreement was consummated on October 1, 2001.

     Pursuant to a warranty escrow agreement an aggregate of 230,988 shares of Common Stock, or twenty-two percent (22%) of the total number of shares of Common Stock issued have been deposited in an escrow account in connection with the transaction (the "Escrow Shares"). The Escrow Shares have been deposited in order to ensure that the representations, warranties and covenants made by the former Treyarch Members under the Merger Agreement are not breached and in order to provide a source of indemnification to Activision pursuant to the Merger Agreement. In addition, the Escrow Shares are subject to release from escrow upon fulfillment of certain software program delivery and ranking requirements and certain revenue requirements, as described in the Merger Agreement. In the event certain of the software program delivery and ranking requirements are met, certain of the Selling Stockholders are entitled to receive, in addition to the Escrow Shares, 23,098 shares of Common Stock.

     We will issue a prospectus supplement to reflect any increase in the number of shares of Common Stock offered for sale in the event the conditions described above are fulfilled.

     Prior to the acquisition of Treyarch by Activision, Treyarch was a party to various development agreements with Activision. Other than such contracts and the fact that the Selling Stockholders are employees of Treyarch, which became a wholly owned subsidiary of Activision on October 1, 2001 pursuant to the Merger Agreement, none of the Selling Stockholders has had a material relationship with the Company within the past three years.